Herc Holdings Reports Second Quarter and First Half 2020 Results

Second Quarter 2020 Highlights
–Equipment rental revenue of $327.6 million was comprised of sequential monthly improvement from April to June; total revenues were $368.0 million
–Pricing remained flat in the quarter compared with the same prior-year period
–Net income was $2.0 million, or $0.07 per diluted share
–Adjusted EBITDA was $149.4 million; adjusted EBITDA margin improved 380 bps to 40.6%
–Company issues 2020 adjusted EBITDA guidance of $625 million to $650 million

Bonita Springs, Fla., July 23, 2020 -- Herc Holdings Inc. (NYSE: HRI) ("Herc Holdings" or the "Company") today reported financial results for the quarter ended June 30, 2020. Equipment rental revenue was $327.6 million and total revenues were $368.0 million in the second quarter of 2020, compared to $407.6 million and $475.1 million, respectively, for the same period last year. The Company reported net income of $2.0 million, or $0.07 per diluted share, in the second quarter of 2020, compared to $9.7 million, or $0.33 per diluted share, in the same 2019 period. Second quarter 2020 adjusted net income was $7.3 million, or $0.25 per diluted share, compared to $16.0 million, or $0.55 per diluted share, in 2019. See page A-5 for a description of the items excluded in calculating adjusted net income and adjusted earnings per share.
"We maintained rates and did an excellent job of controlling costs in a challenging quarter," said Larry Silber, president and chief executive officer. "We took actions in 2019 to focus on disciplined capital expenditures and margin improvements, and with these programs in place, we were in a good position when the COVID-19 pandemic hit to intensify our cost control initiatives in line with business conditions. Despite the significant impact to our revenues, we were able to improve adjusted EBITDA margin by 380 basis points to 40.6% in the second quarter compared to the prior-year period.

"Our highest priority remains the safety of our employees and our customers and we have continued to maintain strict adherence to the Centers for Disease Control and Prevention's guidelines in our operations and interactions with customers. Our strategy to diversify our customers and fleet through specialty services has partially offset the overall impact of the pandemic on rental revenue. We are very pleased with the performance of our ProSolutions® team in particular, as they continued to generate strong year-over-year growth during this healthcare crisis," Silber said.

Second Quarter Highlights

•Equipment rental revenue in the second quarter of 2020 declined 19.6% to $327.6 million, a decline of $80.0 million from $407.6 million in the prior-year quarter. The Company reported lower volume as a result of the business slowdown related to the impact of COVID-19 and pricing that was about flat with the prior year.

•Total revenues were $368.0 million in the second quarter of 2020 compared to $475.1 million in the prior-year period. The decline of $107.1 million was related primarily to the $80.0 million decline in equipment rental revenue, a reduction in sales of rental equipment of $19.9 million, and $6.2 million reduction in sales of new equipment, parts and supplies, compared to the prior year.

•Pricing was about flat, declining 0.3% in the second quarter of 2020 compared to the same period in 2019.

•Dollar utilization was 30.8% in the second quarter of 2020 compared with 38.0% in the prior year, as a result of lower volume and flat pricing.

•Direct operating expenses (DOE) of $144.7 million in the second quarter of 2020 decreased 23.2% compared to the prior-year period. The $43.8 million decline reflected savings in nearly every category of expense, and was primarily related to lower transportation and maintenance costs as well as personnel-related costs due to the furloughs implemented in the quarter.

•Selling, general and administrative expenses (SG&A) declined 22.7% to $56.8 million in the second quarter of 2020 compared to $73.5 million in the prior-year period. The $16.7 million decline was primarily attributed to the year-over-year reductions in selling expenses and company-wide cost control initiatives.

•The Company recorded restructuring expense of $0.7 million primarily related to personnel reductions in the second quarter, compared with $7.8 million associated with closures of under-performing branches in last year's second quarter.

•Impairment expense of $3.2 million during the second quarter related to the closure of two branch locations last year and the anticipated sale of two additional branch locations this year.

•Interest expense in the second quarter of 2020 decreased to $23.3 million compared to $31.6 million in the prior-year period. The decrease was primarily related to lower interest expense on the Company's Senior Notes and lower average outstanding balances on the Company's ABL Credit Facility.

•The income tax benefit in the second quarter was $1.9 million compared with a tax provision of $5.3 million for the same period last year.

•The Company reported net income of $2.0 million in the second quarter of 2020 compared to $9.7 million in the prior-year period. Adjusted net income was $7.3 million compared to an adjusted net income of $16.0 million in the prior-year quarter.

•Adjusted EBITDA in the second quarter of 2020 declined 14.6% to $149.4 million compared to $174.9 million in the prior-year period. The decrease was primarily due to lower volume and flat pricing.

• Adjusted EBITDA margin increased 380 basis points to 40.6% in the second quarter of 2020, compared with 36.8% in the prior-year quarter.

First Half Highlights

•Equipment rental revenue in the first half of 2020 declined 9.1% or $71.1 million to $714.1 million compared to $785.2 million in the first half of 2019. Lower volume due to the impact of COVID-19 impacted year-over-year results.

•Total revenues were $804.2 million in the first half of 2020 compared to $950.8 million in the first half of 2019. The $146.6 million decline was related primarily to lower equipment rental revenue, a reduction in sales of rental equipment of $65.0 million, and $10.1 million reduction in sales of new equipment, parts and supplies compared to the prior year.

•Pricing was up 1.1% in the first half of 2020 compared to the same period in 2019.

•Dollar utilization was 33.2% in the first half of 2020 compared with 36.8% in the prior year, primarily a result of lower volume and flat pricing.

•Direct operating expenses of $333.9 million declined $43.7 million or 11.6% in the first half of 2020 compared to the prior-year period. The decline was primarily related to lower transportation and maintenance costs, as well as personnel costs due to furloughs implemented in the second quarter.

•SG&A decreased 12.7% to $126.6 million in the first half of 2020 compared to $145.0 million in the prior-year period. The $18.4 million decline was primarily attributed to lower selling expenses and company-wide cost control initiatives.

•The Company recorded restructuring expense of $0.7 million primarily related to personnel reductions in the first half, compared with $7.8 million associated with closures of under-performing branches in last year's comparable period.

•Impairment expense was $9.5 million during the first half and consisted of the partial impairment of a long-term receivable related to the sale of a former joint venture, the closure of two branch locations last year, and the anticipated sale of two additional locations this year.

•Interest expense in the first half of 2020 decreased to $47.7 million compared to $64.5 million in the prior-year period. The decrease was primarily related to lower interest expense on the Company's Senior Notes and lower average outstanding balances on the Company's ABL Credit Facility.

•Income tax benefit in the first half was $0.8 million compared with a provision of $2.2 million for the same period last year.

•The Company reported a net loss of $1.7 million in the first half of 2020 compared to net income of $3.0 million in the prior-year period. The adjusted net income was $8.4 million compared to adjusted net income of $9.5 million in the prior-year period.

•Adjusted EBITDA in the first half of 2020 declined 6.4% to $297.0 million compared to $317.2 million in the prior-year period. The decline was primarily due to lower volume and lower sales of rental equipment.

• Adjusted EBITDA margin increased 350 basis points to 36.9% in the first half of 2020, compared with 33.4% in the prior-year period.

Capital Expenditures - Fleet

•The Company reported net fleet capital expenditures of $93.6 million for the first half of 2020. Gross fleet capital expenditures were $161.5 million compared with $257.1 million in the comparable prior year period. Proceeds from disposals were $67.9 million compared with $123.7 million last year, See page A-5 for the calculation of net fleet capital expenditures.

•As of June 30, 2020, the Company's total fleet was approximately $3.75 billion at OEC.

•Average fleet at OEC decreased 0.5% in the second quarter of 2020 and increased 0.6% for the first half compared to the prior-year periods.

•Average fleet age was 47 months as of June 30, 2020 compared with 44 months in the comparable prior-year period.

Disciplined Capital Management

•The Company generated $178.8 million in free cash flow in the first half of 2020, compared with $124.7 million in the same period in 2019.

•Cash and cash equivalents were $83.2 million and unused commitments under the ABL Credit Facility and AR Facility contributed to $1.2 billion of liquidity, as of June 30, 2020. Net debt was $2.0 billion with net leverage of 2.6x compared to 2.8x in the prior-year period.

Outlook for the Year

While fleet on rent has increased from the trough in April, future business conditions related to COVID-19 are uncertain. Nonetheless, the Company estimates the volume of fleet on rent in the second half is likely to decline approximately 8% to 13% year-over-year, as the typical seasonal ramp is starting from a lower base going into the balance of the year. As a result, the Company estimates equipment rental revenue in the second half will be down about 10% to 15% year-over-year. Assuming these levels of volume and rental revenue, fiscal year 2020 estimates are as follows:

Adjusted EBITDA:	$625 million to $650 million
Net fleet capital expenditures:	$190 million to $210 million

"Our leadership team's experience contributed to better than anticipated second quarter operating results and reflect our ability to manage through challenging times," said Silber. "Construction and business activity began to improve in early June and continues to trend slowly upward. We have managed our costs and taken steps to substantially reduce our capital expenditures to conserve capital. We generated free cash flow of approximately $179 million in the first half of 2020 and as of June 30, 2020, we had ample liquidity of $1.2 billion.

"Our Herc Rentals team continues to demonstrate their professionalism and resiliency as we serve our customers every day. We are ready to support our customers in whatever capacity they need, with the understanding that we must prove ourselves every day," he added.

Earnings Call and Webcast Information

Herc Holdings' second quarter 2020 earnings webcast will be held today at 8:30 a.m. U.S. Eastern Time. Interested U.S. parties may call +1-877-883-0383 and international participants should call 1-412-902-6506, using the access code: 9309863. Please dial in at least 10 minutes before the call start time to ensure that you are connected to the call and to register your name and company.

Those who wish to listen to the live conference call and view the accompanying presentation slides should visit the Events and Presentations tab of the Investor Relations section of the Company's website at IR.HercRentals.com. The press release and presentation slides for the call will be posted to this section of the website prior to the call.

A replay of the conference call will be available via webcast on the company website at IR.HercRentals.com, where it will be archived for 90 days after the call. A telephonic replay will be available for one week. To listen to the archived call by telephone, U.S. participants should dial +1-877-344-7529 and international participants 1-412-317-0088 and enter the conference ID number: 10145061.

About Herc Holdings Inc.

Herc Holdings Inc., which operates through its Herc Rentals Inc. subsidiary, is one of the leading equipment rental suppliers with approximately 270 locations in North America. With over 50 years of experience, we are a full-line equipment rental supplier offering a broad portfolio of equipment for rent. Our classic fleet includes aerial, earthmoving, material handling, trucks and trailers, air compressors, compaction and lighting. Our equipment rental business is supported by ProSolutionsR, our industry-specific solutions-based services, which includes power generation, climate control, remediation and restoration, and studio and production equipment, and our ProContractor professional grade tools. Our product offerings and services are aimed at helping customers work more efficiently, effectively and safely. The Company has approximately 4,800 employees who equip our customers and communities to build a brighter future. Herc Holdings’ 2019 total revenues were approximately $2.0 billion. All references to “Herc Holdings” or the “Company” in this press release refer to Herc Holdings Inc. and its subsidiaries, unless otherwise indicated. For more information on Herc Holdings and its products and services, visit: www.HercRentals.com.

Certain Additional Information

In this release we refer to the following operating measures:
•Dollar utilization: calculated by dividing rental revenue by the average OEC of the equipment fleet for the relevant time period, based on the guidelines of the American Rental Association (ARA).

•OEC: original equipment cost based on the guidelines of the ARA, which is calculated as the cost of the asset at the time it was first purchased plus additional capitalized refurbishment costs (with the basis of refurbished assets reset at the refurbishment date).

Forward-Looking Statements
This press release includes forward-looking statements as that term is defined by the federal securities laws, including statements concerning our business plans and strategy; projected profitability, performance or cash flows, future capital expenditures, anticipated financing needs, business trends, the impact of and our response to COVID-19, liquidity and capital management and other information that is not historical information. Forward looking statements are generally identified by the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts," and future or conditional verbs, such as "will," "should," "could" or "may," as well as variations of such words or similar expressions. All forward-looking statements are based upon our current expectations and various assumptions and, there can be no assurance that our current expectations will be achieved. They are subject to future events, risks and uncertainties - many of which are beyond our control - as well as potentially inaccurate assumptions, that could cause actual results to differ materially from those in the forward-looking statements. Further information on the risks that may affect our business is included in filings we make with the Securities and Exchange Commission from time to time, including our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and in our other SEC filings. We undertake no obligation to update or revise forward-looking statements that have been made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.
Information Regarding Non-GAAP Financial Measures
In addition to results calculated according to accounting principles generally accepted in the United States (“GAAP”), the Company has provided certain information in this release that is not calculated according to GAAP (“non-GAAP”), such as EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per diluted common share and free cash flow. Management uses these non-GAAP measures to evaluate operating performance and period-over-period performance of our core business without regard to potential distortions, and believes that investors will likewise find these non-GAAP measures useful in evaluating the Company’s performance. These measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry. Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to similarly titled measures of other companies. For the definitions of these terms, further information about management’s use of these measures as well as a reconciliation of these non-GAAP measures to the most comparable GAAP financial measures, please see the supplemental schedules that accompany this release.
(See Accompanying Tables)

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues:
Equipment rental	$327.6	$407.6	714.1	$785.2
Sales of rental equipment	31.4	51.3	71.4	136.4
Sales of new equipment, parts and supplies	7.0	13.2	14.0	24.1
Service and other revenue	2.0	3.0	4.7	5.1
Total revenues	368.0	475.1	804.2	950.8
Expenses:
Direct operating	144.7	188.5	333.9	377.6
Depreciation of rental equipment	101.4	100.9	201.8	200.9
Cost of sales of rental equipment	29.6	50.0	72.0	133.5
Cost of sales of new equipment, parts and supplies	5.1	10.4	10.2	18.6
Selling, general and administrative	56.8	73.5	126.6	145.0
Restructuring	0.7	7.8	0.7	7.8
Impairment	3.2	—	9.5	—
Interest expense, net	23.3	31.6	47.7	64.5
Other expense (income), net	3.1	(2.6)	4.3	(2.3)
Total expenses	367.9	460.1	806.7	945.6
Income (loss) before income taxes	0.1	15.0	(2.5)	5.2
Income tax benefit (provision)	1.9	(5.3)	0.8	(2.2)
Net income (loss)	$2.0	$9.7	$(1.7)	$3.0
Weighted average shares outstanding:
Basic	29.1	28.7	29.0	28.6
Diluted	29.2	29.1	29.0	29.0
Earnings (loss) per share:
Basic	$0.07	$0.34	$(0.06)	$0.10
Diluted	$0.07	$0.33	$(0.06)	$0.10

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In millions)

	June 30, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$83.2	$33.0
Receivables, net of allowance	247.0	306.7
Other current assets	44.6	60.0
Total current assets	374.8	399.7
Rental equipment, net	2,396.7	2,490.0
Property and equipment, net	296.7	311.8
Right-of-use lease assets	241.0	207.3
Goodwill and intangible assets, net	383.5	385.1
Other long-term assets	19.0	23.1
Total assets	$3,711.7	$3,817.0

LIABILITIES AND EQUITY
Current maturities of long-term debt and financing obligations	$18.9	$30.4
Current maturities of operating lease liabilities	31.8	30.5
Accounts payable	138.1	126.5
Accrued liabilities	121.7	135.7
Total current liabilities	310.5	323.1
Long-term debt, net	1,931.3	2,051.5
Financing obligations, net	115.8	117.6
Operating lease liabilities	218.5	182.2
Deferred tax liabilities	459.9	459.3
Other long-term liabilities	41.7	39.0
Total liabilities	3,077.7	3,172.7
Total equity	634.0	644.3
Total liabilities and equity	$3,711.7	$3,817.0

HERC HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited
(In millions)

	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$(1.7)	$3.0
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of rental equipment	201.8	200.9
Depreciation of property and equipment	27.7	26.2
Amortization of intangible assets	3.8	3.4
Amortization of deferred debt and financing obligations costs	1.7	3.3
Stock-based compensation charges	4.9	8.2
Restructuring	—	5.5
Impairment	9.5	—
Provision for receivables allowance	23.5	25.2
Deferred taxes	1.0	(1.3)
Loss (gain) on sale of rental equipment	0.6	(2.9)
Other	5.7	3.4
Changes in assets and liabilities:
Receivables	32.3	(12.7)
Other assets	(2.6)	13.1
Accounts payable	(16.1)	11.7
Accrued liabilities and other long-term liabilities	(11.7)	(14.4)
Net cash provided by operating activities	280.4	272.6
Cash flows from investing activities:
Rental equipment expenditures	(161.5)	(257.1)
Proceeds from disposal of rental equipment	67.9	123.7
Non-rental capital expenditures	(25.5)	(20.5)
Proceeds from disposal of property and equipment	2.2	4.1
Proceeds from disposal of business	15.3	—
Other	—	1.9
Net cash used in investing activities	(101.6)	(147.9)
Cash flows from financing activities:
Proceeds from revolving lines of credit and securitization	388.0	253.1
Repayments on revolving lines of credit and securitization	(507.7)	(374.5)
Proceeds from financing obligations	—	4.7
Principal payments under capital lease and financing obligations	(7.4)	(8.0)
Other financing activities, net	(1.6)	(0.3)
Net cash used in financing activities	(128.7)	(125.0)
Effect of foreign exchange rate changes on cash and cash equivalents	0.1	0.4
Net increase (decrease) in cash and cash equivalents during the period	50.2	0.1
Cash and cash equivalents cash at beginning of period	33.0	27.8
Cash and cash equivalents at end of period	$83.2	$27.9

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
EBITDA AND ADJUSTED EBITDA RECONCILIATIONS
Unaudited
(In millions)

EBITDA and adjusted EBITDA - EBITDA represents the sum of net income (loss), provision (benefit) for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of merger and acquisition related costs, restructuring and restructuring related charges, spin-off costs, non-cash stock-based compensation charges, loss on extinguishment of debt (which is included in interest expense, net), impairment charges, gain (loss) on the disposal of a business and certain other items. EBITDA and adjusted EBITDA do not purport to be alternatives to net income as an indicator of operating performance. Additionally, neither measure purports to be an alternative to cash flows from operating activities as a measure of liquidity, as they do not consider certain cash requirements such as interest payments and tax payments.

Adjusted EBITDA Margin - Adjusted EBITDA Margin, calculated by dividing Adjusted EBITDA by Total Revenues, is a commonly used profitability ratio.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income (loss)	$2.0	$9.7	(1.7)	3.0
Income tax provision (benefit)	(1.9)	5.3	(0.8)	2.2
Interest expense, net	23.3	31.6	47.7	64.5
Depreciation of rental equipment	101.4	100.9	201.8	200.9
Non-rental depreciation and amortization	15.7	14.6	31.5	29.6
EBITDA	140.5	162.1	278.5	300.2
Restructuring	0.7	7.8	0.7	7.8
Spin-Off costs	0.4	0.3	0.5	0.3
Non-cash stock-based compensation charges	1.7	4.3	4.9	8.2
Loss on disposal of business	2.8	—	2.8	—
Impairment	3.2	—	9.5	—
Other	0.1	0.4	0.1	0.7
Adjusted EBITDA	$149.4	$174.9	$297.0	$317.2

Total revenues	$368.0	$475.1	$804.2	$950.8
Adjusted EBITDA	149.4	174.9	297.0	317.2
Adjusted EBITDA margin	40.6%	36.8%	36.9%	33.4%

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER DILUTED SHARE
Unaudited
(In millions)

Adjusted Net Income and Adjusted Earnings Per Diluted Share - Adjusted Net Income represents the sum of net income (loss), restructuring and restructuring related charges, spin-off costs, loss on extinguishment of debt, impairment charges, gain (loss) on the disposal of a business and certain other items. Adjusted Earnings per Diluted Share represents Adjusted Net Income divided by diluted shares outstanding. Adjusted Net Income and Adjusted Earnings Per Diluted Share are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income (loss)	$2.0	$9.7	(1.7)	3.0
Restructuring	0.7	7.8	0.7	7.8
Impairment	3.2	—	9.5	—
Loss on sale of business	2.8	—	2.8	—
Spin-off costs	0.4	0.3	0.5	0.3
Other	0.1	0.4	0.1	0.7
Tax impact of adjustments	(1.9)	(2.2)	(3.5)	(2.3)
Adjusted net income	$7.3	$16.0	$8.4	$9.5

Diluted shares outstanding	29.2	29.1	29.0	29.0

Adjusted earnings per diluted share	$0.25	$0.55	$0.29	$0.33

NET RENTAL EQUIPMENT EXPENDITURES
Unaudited
(In millions)

	Six Months Ended June 30,
	2020	2019
Rental equipment expenditures	$161.5	$257.1
Proceeds from disposal of rental equipment	(67.9)	(123.7)
Net rental equipment expenditures	$93.6	$133.4

HERC HOLDINGS INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
FREE CASH FLOW
Unaudited
(In millions)

Free cash flow represents net cash provided by (used in) operating activities less rental equipment expenditures and non-rental capital expenditures, plus proceeds from disposal of rental equipment, proceeds from disposal of property and equipment, and other investing activities. Free cash flow is used by management in analyzing the Company’s ability to service and repay its debt and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service debt or for other non-discretionary expenditures.

	Six Months Ended June 30,
	2020	2019
Net cash provided by operating activities	$280.4	$272.6

Rental equipment expenditures	(161.5)	(257.1)
Proceeds from disposal of rental equipment	67.9	123.7
Net rental equipment expenditures	(93.6)	(133.4)

Non-rental capital expenditures	(25.5)	(20.5)
Proceeds from disposal of property and equipment	2.2	4.1
Proceeds from disposal of business	15.3	—
Other	—	1.9
Free cash flow	$178.8	$124.7